Exhibit 23.3

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement  pertaining to the 2013 Stock Award and Incentive Compensation Plan of Essex Property Trust, Inc. of our report dated March 11, 2013, with respect to the statements of revenue and certain expenses of PPC Montebello, LLC for the period April 5, 2010 (inception) through December 31, 2010, and for the year ended December 31, 2011, included in Essex Property Trust Inc.’s Current Report on Form 8-K, filed on March 12, 2013 with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
ERNST & YOUNG LLP

San Francisco, CA
June 10, 2013